February 11, 2021
State Street Bank and Trust Company
Channel Center
1 Iron Street
Boston, Massachusetts 02210
Attention: Michael Foutes, Managing Director
Ladies and Gentlemen:
In accordance with Section 20.5, the Additional Funds and Portfolios provision of the Master Custodian Agreement dated as of March 1, 2014, between State Street Bank and Trust Company (the "Custodian") and each of the entities set forth on Appendix A thereto, as amended, modified, or supplemented from time to time (the "Agreement"), Diamond Hill Funds hereby requests that the Custodian act as custodian for Diamond Hill Large Cap Concentrated Fund under the terms of the Agreement. An updated version of Appendix A is attached hereto.
Please indicate your acceptance of the foregoing by signing this letter Agreement below.
Sincerely,
DIAMOND HILL FUNDS on behalf of Diamond Hill Large Cap Concentrated Fund
By:/s/Thomas E. Line
Name: Thomas E. Line
Title: Chief Executive Officer Duly Authorized
Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By: /s/Michael A. Foutes
Name: Michael A. Foutes
Title: Managing Director
Effective Date: February 11, 2021
Information Classification: Limited Access

APPENDIX A to
Master Custodian Agreement
(updated as of February 11, 2021)
Management Investment Companies Registered with the SEC and Portfolios thereof
DIAMOND HILL FUNDS
Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill All Cap Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Global Fund
Diamond Hill International Fund
Diamond Hill Short Duration Securitzed Bond Fund
Diamond Hill Core Bond Fund
Diamond Hill Corporate Credit Fund
Diamond Hill High Yield Fund
Diamond Hill Large Cap Concentrated Fund

Information Classification: Limited Access